Park City Group Expects to Report Significant Increases in Revenue and EBITDA for Fiscal Year 2010

Company Exceeds 2010 EBITDA Goal

PARK CITY, UT – July 20, 2010 – Park City Group, Inc. (OTCBB: PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced its preliminary results for the fiscal year ended June 30, 2010. Park City Group expects to report:

  Full year revenue of approximately $10.9 million, an increase of approximately 82% as compared with approximately $6.0 million in fiscal 2009

  Full year adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) are projected to be approximately $2.6 million, an increase of over 600% as compared with $357,000 pro-forma adjusted (for the Prescient acquisition) EBITDA for fiscal 2009

“We are pleased to report that we met our expectation of significantly increasing our EBITDA on a year over year basis. Momentum in our operating performance during the fourth quarter is anticipated to allow us to exceed our full year goal for EBITDA by nearly 13%. Furthermore, our improvement in revenue is similarly impressive. These achievements reflect our proven ability to grow through successful implementation of internal growth initiatives, integrate acquisitions, and scale our business to maximize profits and cash flow,” said Randall K. Fields, Park City Group’s Chairman and CEO.

Park City Group will announce at a later date the details for its fiscal 2010 fourth quarter and full year financial results conference call, which is expected to be held at the end of September.

The projected and unaudited financial results discussed in this press release are preliminary only and are subject to change as a result of the completion of the Company’s annual audit. GAAP results are anticipated to be different than projected EBITDA results and those differences are anticipated to be material.

EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes items such as impairment charges, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other non-cash charges. Although EBITDA and adjusted EBITDA are not measures of actual cash flow because they do not consider changes in assets and liabilities that may impact cash balances, the Company’s management reviews these non-GAAP financial measures internally to evaluate the Company’s performance and manage the operations. Additionally, the Company believes they are useful metrics to evaluate operating performance and has therefore included such measures in the reporting of operating results. For a reconciliation of non-GAAP EBITDA full year financial results for 2009 to GAAP, please visit www.parkcitygroup.com/company/investor-relations.

About Park City Group

Park City Group (OTCBB: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world.  Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provide store level visibility and set the supply chain in motion. And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

Park City Group is the only company to provide robust, collaborative supply chain, merchandising and store level solutions for both retailers and suppliers.  Its solutions and services enable retailers and suppliers to work collaboratively as strategic partners to reduce out-of-stocks, shrink, inventory and labor while improving profits, efficiencies, and customer service.  These innovative solutions provide trading partners a common platform on which they can capture, manage, analyze and share critical data, bringing greater visibility throughout the supply chain, and giving them the power to make better and more informed decisions.

For more information, go to www.parkcitygroup.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K for the year ended June 30, 2009 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IR Contact
Jordan M. Darrow

Darrow Associates

(631) 367-1866

jdarrow@darrowir.com